EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Cascade Microtech, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-121964, 333-145353, 333-157058, 333-161297, 333-168692 and 333-188833) on Form S-8, and (No. 333-145349 and 333-188245) on Form S-3 of Cascade Microtech, Inc. of our report dated March 4, 2014, with respect to the consolidated balance sheets of Cascade Microtech, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Cascade Microtech, Inc.

/s/ KPMG LLP

Portland, Oregon

March 4, 2014